EXHIBIT 99.1

First Cash Reports Second Quarter EPS of $0.48, Up 45%; Same-Store Sales Increase 17%; Raising Estimate for 2011 Store Openings

ARLINGTON, Texas, July 20, 2011 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced record-setting revenue, net income and earnings per share for the three months ended June 30, 2011. Diluted earnings per share from continuing operations for the second quarter were $0.48, an increase of 45% over the prior year. The Company continued to post strong growth in revenue, operating margins and profits based on the strength of pawn operations in both the U.S. and Mexico and updated its earnings per share guidance to a range of $2.16 to $2.20, increasing the lower end of the range by $0.04 per share. In addition, the Company raised its previously estimated range of 70 to 80 store additions for fiscal 2011 to an updated forecast of 80 to 85 new locations.

Earnings Highlights

  Diluted earnings per share from continuing operations were $0.48 for the quarter, an increase of 45%, compared to $0.33 in the second quarter of 2010.
  Net income from continuing operations in the second quarter was $15.2 million, which increased 48% over the prior-year quarter.
  Year-to-date earnings per share from continuing operations increased 47% for the six months ended June 30, 2011, to $0.97, as compared to the prior year. Net income from continuing operations for the six-month period increased 53% and for the trailing twelve months increased 48% to $62.1 million.
  Total diluted earnings per share, including income from discontinued operations, were $0.48 for the second quarter of 2011 and $1.18 year-to-date. Earnings per share from discontinued operations were $0.21 year-to-date, related primarily to the first quarter gain on the sale of the Company's payday lending stores in Illinois.

Revenue Highlights

  Consolidated second quarter revenue increased by 27% over last year, totaling $121 million. Year-to-date revenue also increased 27%, while revenue for the trailing twelve months totaled $475 million, a 23% increase over the prior year.
  Same-store revenue increased by 17% for both the second quarter and year-to-date periods. By country, same-store sales increased in the current quarter by 26% in Mexico and 7% in the United States, due to the continued maturation of newer stores in Mexico and strong same-store results in mature U.S. pawn stores.
  On a geographic basis, the Company's revenue continues to be diversified, with 57% of second quarter revenue being generated in Mexico and 43% derived from domestic operations. Revenue from the Mexico operations increased by 37% over the prior-year quarter, reflecting strong same-store sales growth and the addition of 69 new stores in the past twelve months. U.S. pawn revenues increased by 19% in the second quarter, also the result of strong same-store revenue growth and contributions from 23 new pawn stores added since the same time last year.
  On a product-line basis, second quarter merchandise sales increased by 30% over the prior year and comprised 64% of total revenues. The store-front retail component of merchandise sales improved by 34% overall for the quarter, led by 44% growth of retail sales in Mexico. Wholesale jewelry scrap revenues during the second quarter were up 19% in total. Pawn fees increased 30% for the quarter, reflecting store growth and continued consumer demand for pawns in both the U.S. and Mexico.

Key Profitability Metrics

  The Company's net operating margin (pre-tax income) for the trailing twelve months ended June 30, 2011 was 20%, compared to 17% for the comparable prior-year period. This is a record operating margin for the Company for any twelve month period and reflects strong same-store revenue growth coupled with further leveraging of operating expenses.
  Store-level operating profit margins were also at record levels, achieving 30% for the trailing twelve months ended June 30, 2011, compared to 28% in the prior trailing twelve month period.
  The Company's return on equity for the trailing twelve months was 21%, while its return on assets was 18%. This compares to returns of 19% and 15% in the respective prior-year periods.
  Pawn loans, which yield future pawn fees and inventory for merchandise sales, increased by 31% year-over-year. Growth of pawn loans in Mexico was particularly strong at 39% over the prior year, while U.S. pawns increased 22%. The rates of growth accelerated sequentially over the comparable growth rates in both markets at the end of the first quarter of 2011.
  The gross margin on retail merchandise sales was 40% for the quarter and year-to-date periods, while the margin on wholesale scrap jewelry was 30% for the quarter and 32% year-to-date. The comparative prior-year retail margins were 42% for the quarter and year-to-date periods, while scrap margins were 33% for the prior-year quarter and year-to-date periods. The change in retail margins related primarily to the increased mix of hard good inventories, compared to jewelry, in Mexico, which typically carry lower margins than retail jewelry.
  Aged inventories, defined as items held in inventory for more than a year, represented less than 2% of total inventories at June 30, 2011, and was consistent with the prior year. Inventory turns were approximately 3.8 times over the past twelve months.

New Store Openings & Acquisitions

  A total of 22 pawn stores were added during the second quarter of 2011, bringing the year-to-date total to 48 additions. Over the past twelve months, a total of 92 stores have been opened or acquired. As of June 30, 2011, the Company operated a total of 646 stores, of which 536 were pawn stores.
  Pawn store openings in the second quarter included 19 de novo stores in Mexico, while year-to-date, a total of 37 Mexico stores have been added. As of June 30, 2011, First Cash had 423 stores in Mexico, of which 370 are large format, full-service stores. The Company has increased the number of large format pawn stores in Mexico by 21% over the past twelve months.
  The Company increased its U.S. pawn locations by three stores in the second quarter of 2011 and by eleven stores year-to-date. There are now 121 large format pawn stores in the U.S., representing a 25% increase over the comparable store count one year ago.

Financial Position & Liquidity

  EBITDA from continuing operations for the trailing twelve months increased 37% over the comparable prior-year period, totaling $107 million. The EBITDA margin was 22% for the trailing twelve months, compared to 20% for the prior-year period. EBITDA is defined in the detailed reconciliation of this non-GAAP financial measure provided elsewhere in this release.
  Free cash flow for the trailing twelve months was $24.0 million. During this period, the Company utilized operating cash flows to invest $25.9 million in capital expenditures, repurchased $22.4 million of Company stock, grew net customer loans by $18.8 million, increased inventories by $19.8 million, reduced debt by $7.6 million and paid $9.6 million for pawn store acquisitions.
  Under the Company's current common stock buyback authorization, 588,000 shares of its common stock were repurchased through June 30, (primarily in the second quarter) at an aggregate cost of $22.4 million and an average price per share of $38.08. At June 30, a total of 771,000 shares remain available for repurchase under the current authorization.
  Cash balances increased to $68 million at June 30, 2011, compared to $46 million last year. The Company had no amounts outstanding on its $25 million unsecured revolving credit facility and only $1.6 million of other interest-bearing debt is currently outstanding.
  On a year-over-year basis, total shareholder equity increased by 34% and total assets increased by 31%. The ratio of total liabilities to stockholders' equity was 0.2 to 1.

2011 Outlook

  In March 2011, the Company increased its fiscal 2011 guidance for diluted earnings per share from continuing operations by $0.15 to a range of $2.12 to $2.20 per share; the Company is updating this guidance to a range of $2.16 to $2.20, which is a $0.04 increase to the lower end of the range. The guidance represents 31% to 33% projected earnings growth over 2010 earnings of $1.65 per share.
  With the addition of 48 stores in the first half of 2011, the Company is on target to exceed its previous projection of 70 to 80 total store openings in 2011. Accordingly, the Company is increasing its 2011 estimate for store additions to be in a range of 80 to 85 stores, of which approximately 70 are projected to be in Mexico. At the top end of the 2011 estimate, this represents a 21% increase in total store openings over 2010. All of the anticipated 2011 store openings will be pawn stores.
  The majority of 2011 revenues will be derived from pawn operations, with only 9% to 10% of revenues expected to be from U.S. consumer loan and credit services operations.

Commentary & Analysis

Mr. Rick Wessel, First Cash's Chief Executive Officer, commented on the Company's second quarter results, "We are very pleased with our second quarter operating results as demonstrated by both the record revenue and earnings growth. As we begin the third quarter, the Company continues to see strength from its existing pawn operations, coupled with expectations for future revenue and earnings growth from its significant pipeline of new store additions in 2011."

"During the second quarter, the growth in retail sales and pawn loans continued to reflect strong consumer traffic patterns in the Company's pawn stores. First Cash believes that it is well-positioned, in an uncertain economic environment, as a deep-value retailer of quality jewelry, consumer electronics and tools, especially in Mexico. In addition, the Company continues to see demand for micro consumer credit products across all major markets."

During the first half of 2011, the Company added 48 new pawn locations, compared to 26 openings in the first six months of last year. Mr. Wessel noted, "We have demonstrated our ability to execute a meaningful, pawn-focused growth strategy through de novo store openings and strategic acquisitions. As a result, we have increased our large format store count by 22% over the past twelve months and are exceeding our quarterly store opening targets thus far in 2011. The significant investment in new stores continues to be funded through operating cash flows, and we have increased earnings growth despite the additional expense from the accelerated store additions. While we estimate that the increased pace of store openings in 2011 created approximately $0.02 of additional earnings drag in the first half of 2011, the increased expense was more than offset by strong earnings in our existing stores. Most importantly though, we believe that the expected contributions from the new stores added in 2011 will further drive revenue and earnings growth in future periods."

Mr. Wessel further commented on the Company's growth strategy, noting that, "The most significant driver of revenue and earnings growth for the Company continues to be in Mexico, where First Cash now has 423 locations and is the clear market leader in the large, full-service pawn store format. The Company's significant market position and substantial operating scale provide large and sustainable competitive advantages. We are committed to further developing the strategy in Mexico and potentially in additional markets in Latin America."

The Company's balance sheet and cash flows continue to be strong. Even with the funding for the significant growth in pawn loans and store additions, the Company utilized excess cash flows to repurchase over $22 million of its stock in the first half of 2011. Mr. Wessel commented, "The share buyback program reflects our confidence in the long-term future of First Cash. We believe that repurchasing our shares is a productive use of operating cash flows and excess balance sheet capacity."

In summary, Mr. Wessel said, "We believe that First Cash remains well-positioned to deliver continued profitability and earnings growth. Our business model has proven to be consistent across business cycles and we believe that demand for our pawn products will continue to be strong. Our operating cash flows should continue to support growth through accelerating store expansion and acquisition activity. In addition, our significantly under-levered balance sheet provides us tremendous strategic flexibility and will allow us to generate potential additional returns for our shareholders. We are optimistic about our future and remain committed to increasing shareholder value."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity, cash flow, consumer demand for the Company's products and services, future share repurchases and the impact thereof, completion of disposition transactions and expected gains from the sale of such operations, earnings from acquisitions, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2010 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its 536 retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company's consumer loan locations provide various combinations of financial services products, including consumer loans, check cashing, and credit services. In total, the Company owns and operates 646 stores in eight U.S. states and 22 states in Mexico.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index® and the Russell 2000 Index®. First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

STORE COUNT ACTIVITY

The following table details store openings and closings for the three months ended June 30, 2011:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	118	25	80	223
New locations opened or acquired	3	--	--	3
Locations closed or consolidated	--	--	(3)	(3)
Total locations, end of period	121	25	77	223

Mexico:
Total locations, beginning of period	351	20	33	404
New locations opened or acquired	19	--	--	19
Total locations, end of period	370	20	33	423

Total:
Total locations, beginning of period	469	45	113	627
New locations opened or acquired	22	--	--	22
Locations closed or consolidated	--	--	(3)	(3)
Total locations, end of period	491	45	110	646

The following table details store openings and closings for the six months ended June 30, 2011:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
United States:
Total locations, beginning of period	111	24	91	226
New locations opened or acquired	10	1	--	11
Locations closed or consolidated	--	--	(4)	(4)
Discontinued consumer loan operations	--	--	(10)	(10)
Total locations, end of period	121	25	77	223

Mexico:
Total locations, beginning of period	333	20	33	386
New locations opened or acquired	37	--	--	37
Total locations, end of period	370	20	33	423

Total:
Total locations, beginning of period	444	44	124	612
New locations opened or acquired	47	1	--	48
Locations closed or consolidated	--	--	(4)	(4)
Discontinued consumer loan operations	--	--	(10)	(10)
Total locations, end of period	491	45	110	646

(1) The large format locations include retail showrooms and accept a broad array of pawn collateral including jewelry, electronics, appliances, tools and other consumer hard goods. At June 30, 2011, 76 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2) The small format locations typically have limited retail operations and accept primarily jewelry and small electronic items as pawn collateral. At June 30, 2011, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3) The U.S. consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Revenue:
Merchandise sales	$ 77,358	$ 59,598	$ 155,663	$ 120,372
Pawn loan fees	30,564	23,518	59,536	46,340
Consumer loan and credit services fees	12,410	11,694	25,634	22,426
Other revenue	249	203	586	535
Total revenue	120,581	95,013	241,419	189,673

Cost of revenue:
Cost of goods sold	48,879	36,022	97,121	73,550
Consumer loan and credit services loss provision	2,716	3,335	4,973	5,146
Other cost of revenue	52	48	98	82
Total cost of revenue	51,647	39,405	102,192	78,778

Net revenue	68,934	55,608	139,227	110,895

Expenses and other income:
Store operating expenses	31,778	27,530	63,496	54,512
Administrative expenses	10,971	9,325	22,503	18,928
Depreciation and amortization	2,821	2,564	5,468	5,082
Interest expense	40	133	66	273
Interest income	(66)	(19)	(165)	(23)
Total expenses and other income	45,544	39,533	91,368	78,772

Income from continuing operations before income taxes	23,390	16,075	47,859	32,123

Provision for income taxes	8,186	5,795	16,750	11,731

Income from continuing operations	15,204	10,280	31,109	20,392

Income from discontinued operations, net of tax	134	1,503	6,785	3,473
Net income	$ 15,338	$ 11,783	$ 37,894	$ 23,865

Basic income per share:
Income from continuing operations (basic)	$ 0.49	$ 0.34	$ 1.00	$ 0.68
Income from discontinued operations (basic)	--	0.05	0.21	0.11
Net income per basic share	$ 0.49	$ 0.39	$ 1.21	$ 0.79

Diluted income per share:
Income from continuing operations (diluted)	$ 0.48	$ 0.33	$ 0.97	$ 0.66
Income from discontinued operations (diluted)	--	0.05	0.21	0.12
Net income per diluted share	$ 0.48	$ 0.38	$ 1.18	$ 0.78

Weighted average shares outstanding:
Basic	31,087	30,121	31,199	30,051
Diluted	31,869	30,791	31,972	30,762

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,		December 31,
	2011	2010	2010
	(in thousands)
ASSETS

Cash and cash equivalents	$ 68,259	$ 45,838	$ 67,240
Pawn loan fees and service charges receivable	11,862	9,069	10,446
Pawn loans	79,654	60,964	70,488
Consumer loans, net	1,072	926	995
Inventories	54,636	34,871	47,406
Other current assets	10,266	8,313	8,423
Total current assets	225,749	159,981	204,998

Property and equipment, net	69,909	51,433	58,425
Goodwill, net	72,523	62,359	68,595
Other non-current assets	3,036	2,060	2,668
Non-current assets of discontinued operations	--	7,760	7,760
Total assets	$ 371,217	$ 283,593	$ 342,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of notes payable	$ 479	$ 3,057	$ 465
Accounts payable and accrued liabilities	29,584	24,704	27,730
Income taxes payable and deferred taxes payable	7,417	7,568	6,427
Total current liabilities	37,480	35,329	34,622

Notes payable, net of current portion	1,143	4,008	1,386
Deferred income tax liabilities	9,899	3,641	8,434
Total liabilities	48,522	42,978	44,442

Stockholders' equity	322,695	240,615	298,004
Total liabilities and stockholders' equity	$ 371,217	$ 283,593	$ 342,446

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended June 30, 2011, as compared to the three months ended June 30, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 18,254	$ 15,380	$ 2,874	19%	19%
Scrap jewelry sales	9,744	8,339	1,405	17%	17%
Pawn loan fees	11,894	9,802	2,092	21%	21%
Credit services fees	11,114	10,532	582	6%	6%
Consumer loan fees	31	27	4	15%	15%
Other revenue	247	199	48	24%	24%
	51,284	44,279	7,005	16%	16%

Mexico revenue:
Retail merchandise sales	37,836	26,366	11,470	44%	34%
Scrap jewelry sales	11,524	9,513	2,011	21%	21%
Pawn loan fees	18,670	13,716	4,954	36%	27%
Consumer loan fees	1,265	1,135	130	11%	4%
Other revenue	2	4	(2)	--	--
	69,297	50,734	18,563	37%	29%

Total revenue:
Retail merchandise sales	56,090	41,746	14,344	34%	28%
Scrap jewelry sales	21,268	17,852	3,416	19%	19%
Pawn loan fees	30,564	23,518	7,046	30%	25%
Credit services fees	11,114	10,532	582	6%	6%
Consumer loan fees	1,296	1,162	134	12%	4%
Other revenue	249	203	46	23%	23%
	$ 120,581	$ 95,013	$ 25,568	27%	23%

The following table details the components of revenue for the six months ended June 30, 2011, as compared to the six months ended June 30, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Six Months Ended				Increase/(Decrease)
	June 30,				Constant Currency
	2011	2010	Increase/(Decrease)		Basis
United States revenue:
Retail merchandise sales	$ 39,182	$ 33,838	$ 5,344	16%	16%
Scrap jewelry sales	24,326	18,405	5,921	32%	32%
Pawn loan fees	24,401	20,574	3,827	19%	19%
Credit services fees	23,037	20,093	2,944	15%	15%
Consumer loan fees	127	138	(11)	(8)%	(8)%
Other revenue	584	524	60	11%	11%
	111,657	93,572	18,085	19%	19%

Mexico revenue:
Retail merchandise sales	71,263	48,676	22,587	46%	38%
Scrap jewelry sales	20,892	19,453	1,439	7%	7%
Pawn loan fees	35,135	25,766	9,369	36%	28%
Consumer loan fees	2,470	2,195	275	13%	6%
Other revenue	2	11	(9)	--	--
	129,762	96,101	33,661	35%	28%

Total revenue:
Retail merchandise sales	110,445	82,514	27,931	34%	29%
Scrap jewelry sales	45,218	37,858	7,360	19%	19%
Pawn loan fees	59,536	46,340	13,196	28%	24%
Credit services fees	23,037	20,093	2,944	15%	15%
Consumer loan fees	2,597	2,333	264	11%	5%
Other revenue	586	535	51	10%	10%
	$ 241,419	$ 189,673	$ 51,746	27%	24%

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of June 30, 2011, as compared to June 30, 2010 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

	Balance at				Increase
	June 30,				Constant Currency
	2011	2010	Increase		Basis
United States:
Pawn loans	$ 36,383	$ 29,939	$ 6,444	22%	22%
CSO credit extensions held by independent third-party (1)	12,167	11,775	392	3%	3%
Other	46	35	11	31%	31%
	48,596	41,749	6,847	16%	16%

Mexico:
Pawn loans	43,271	31,025	12,246	39%	28%
Other	1,026	891	135	15%	6%
	44,297	31,916	12,381	39%	27%

Total:
Pawn loans	79,654	60,964	18,690	31%	25%
CSO credit extensions held by independent third-party (1)	12,167	11,775	392	3%	3%
Other	1,072	926	146	16%	7%
	$ 92,893	$ 73,665	$ 19,228	26%	21%

Pawn inventories:
U.S. pawn inventories	$ 20,030	$ 14,735	$ 5,295	36%	36%
Mexico pawn inventories	34,606	20,136	14,470	72%	58%
	$ 54,636	$ 34,871	$ 19,765	57%	48%

(1) CSO amounts are comprised of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA and constant currency results are significant components in understanding and assessing the Company's financial performance. Since free cash flow, EBITDA and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings Before Interest, Taxes, Depreciation and Amortization

EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. The following table provides a reconciliation of income from continuing operations to EBITDA (in thousands):

	Trailing Twelve Months Ended June 30,
	2011	2010

Income from continuing operations	$ 62,091	$ 41,995
Adjustments:
Income taxes	33,687	24,878
Depreciation and amortization	10,837	10,262
Interest expense	184	610
Interest income	(239)	(33)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$ 106,560	$ 77,712

EBITDA margin calculated as follows:
Total revenue from continuing operations	$ 475,008	$ 387,367
Earnings from continuing operations before interest, taxes, depreciation and amortization	106,560	77,712
EBITDA as a percent of revenue	22%	20%

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and consumer loans. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (in thousands):

	Trailing Twelve Months Ended June 30,
	2011	2010
Cash flow from operating activities, including discontinued operations	$ 75,938	$ 82,243
Cash flow from investing activities:
Pawn and consumer loans	(26,156)	(11,424)
Purchases of property and equipment	(25,872)	(15,347)
Free cash flow	$ 23,910	$ 55,472

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (June 30, 2010) of 12.8 to 1 was used, compared to the current end of period (June 30, 2011) exchange rate of 11.8 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended June 30, 2010 was 12.6 to 1, compared to the current-quarter rate of 11.7 to 1. The average exchange rate for the prior-year six-month period ended June 30, 2010 was 12.7 to 1, compared to the current year-to-date rate of 11.9 to 1.

CONTACT: Rick Wessel, Chairman and Chief Executive Officer
         Doug Orr, Executive Vice President and Chief Financial Officer
         Phone: (817) 505-3199
         Email: investorrelations@firstcash.com
         Website: www.firstcash.com